New Age Alpha Funds Trust 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of NAA Allocation Fund, NAA Large Cap Value Fund, NAA Large Core Fund, NAA Market Neutral Real Estate Fund, NAA Mid Growth Fund, NAA Opportunity Fund, NAA Risk Managed Real Estate Fund, NAA SMid Cap Value Fund, and NAA World Equity Income Fund, each a series of New Age Alpha Funds Trust, under the heading “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 3, 2024